Exhibit 4.2

INVESTOR RIGHTS AGREEMENT (the “Agreement”), dated as of                     , 2013, among TRI Pointe Homes, Inc., a Delaware corporation (the “Company”), VIII/TPC Holdings, L.L.C., a Delaware limited liability company (the “Starwood Fund”), BMG Homes, Inc., The Bauer Revocable Trust U/D/T Dated December 31, 2003, Grubbs Family Trust Dated June 22, 2012, The Mitchell Family Trust U/D/T Dated February 8, 2000, Douglas J. Bauer, Thomas J. Mitchell and Michael D. Grubbs (each a “Holder” and collectively, the “Holders”).

WHEREAS, in connection with the IPO (as defined herein), the Company intends to consummate the transactions described in the Registration Statement on Form S-1 (Registration No. 333-185642), as amended (the “IPO Registration Statement”);

WHEREAS, as an inducement to the Starwood Fund to take such actions as may be necessary or appropriate to cause the IPO to be consummated, the Company and the Starwood Fund hereby agree that this Agreement shall govern the rights of the Starwood Fund to nominate up to two director nominees selected by the Starwood Fund on the terms set forth herein;

WHEREAS, as a further inducement to the Starwood Fund to take such actions as may be necessary or appropriate to cause the IPO to be consummated, the Holders hereby agree that this Agreement shall govern their obligation to vote their Voting Securities (as defined herein) in favor of the election of the nominees designated by the Starwood Fund; and

WHEREAS, the Company and the Starwood Fund desire to address herein certain relationships between themselves with respect to the composition of the Board (as defined herein).

NOW, THEREFORE, in consideration of the mutual covenants and undertakings contained herein and for good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the parties hereto hereby agree as follows:

ARTICLE I

DEFINITIONS

SECTION 1.1 Definitions. As used in this Agreement, the following terms shall have the following meanings:

“Agreement” has the meaning set forth in the recitals to this Agreement.

“Beneficial Owner” of a security is a Person who directly or indirectly, through any contract, arrangement, understanding, relationship or otherwise has or shares: (i) voting power, which includes the power to vote, or to direct the voting of, such security and/or (ii) investment power, which includes the power to dispose, or to direct the disposition of, such security. The terms “Beneficially Own” and “Beneficial Ownership” shall have correlative meanings.

“Board” means the Board of Directors of the Company.

“Company” has the meaning set forth in the preamble to this Agreement.

“Common Stock” means the common stock, par value $0.01 per share, of the Company and any equity securities issued or issuable in exchange for or with respect to such Common Stock by way of a dividend, split or combination of shares of stock or in connection with a reclassification, recapitalization, merger, consolidation or other reorganization.

“Holder” has the meaning set forth in the preamble to this Agreement.

“IPO” means the initial public offering of Common Stock, as described in the IPO Registration Statement.

“IPO Registration Statement” has the meaning set forth in the recitals to this Agreement.

“Permitted Transferee” shall mean, with respect to the Starwood Fund and its Permitted Transferees, a corporation, limited liability company or partnership, of which all of the outstanding shares of capital stock or interests therein are owned directly or indirectly by the Starwood Fund; provided, however, that any subsequent transfer of any portion of the Beneficial Ownership of the entity such that it is Beneficially Owned in any part by a Person other than the Starwood Fund will not be deemed to be a transfer to a Permitted Transferee.

“Person” means any individual, corporation, firm, partnership, joint venture, limited liability company, estate, trust, business association, organization, any court, administrative agency, regulatory body, commission or other governmental authority, board, bureau or instrumentality, domestic or foreign and any subdivision thereof or other entity.

“Starwood Fund” has the meaning set forth in the preamble to this Agreement.

“Total Voting Power of the Company” means the total number of votes that may be cast in the election of directors of the Company if all Voting Securities outstanding were present and voted at a meeting held for such purpose. For the avoidance of doubt, the Voting Securities Beneficially Owned by any Person that are not outstanding and are subject to issuance upon exercise or exchange of rights of conversion or any options, warrants or other rights Beneficially Owned by such Person shall not be deemed to be outstanding for this purpose.

“Voting Period” has the meaning set forth in Section 3.1 of this Agreement.

“Voting Securities” means the Common Stock and any other securities of the Company entitled to vote generally in the election of directors of the Company. For the avoidance of doubt, the Voting Securities Beneficially Owned by any Person that are not outstanding and are subject to issuance upon exercise or exchange of rights of conversion or any options, warrants or other rights Beneficially Owned by such Person shall not be deemed to be outstanding for purposes of this Agreement.

SECTION 1.2 Gender. For the purposes of this Agreement, the words “he,” “his” or “himself” shall be interpreted to include the masculine, feminine and corporate, other entity or trust form.

ARTICLE II

THE STARWOOD FUND’S BOARD REPRESENTATION

SECTION 2.1 Nominees.

(a) So long as the Starwood Fund Beneficially Owns:

(i) Voting Securities representing 25% or more of the Total Voting Power of the Company, the Board shall nominate two individuals designated by the Starwood Fund such that the Starwood Fund will have two designees on the Board;

(ii) Voting Securities representing 10% or more of the Total Voting Power of the Company, the Board shall nominate one individual designated by the Starwood Fund such that the Starwood Fund will have one designee on the Board; and

(iii) Voting Securities representing less than 10% of the Total Voting Power of the Company, the Board shall have no obligation to nominate any individual that is designated by the Starwood Fund.

(b) In the event that any designee of the Starwood Fund under this Section 2.1 shall for any reason cease to serve as a member of the Board during his or her term of office, the resulting vacancy on the Board shall be filled by an individual designated by the Starwood Fund.

ARTICLE III

AGREEMENT TO VOTE

SECTION 3.1 Agreement to Vote Voting Securities. During the period commencing on the date of this Agreement and for as long as the Starwood Fund owns Voting Securities representing 10% or more of the Total Voting Power of the Company (the “Initial Voting Period”) and if the Initial Voting Period ends prior to the termination of this Agreement, during any other period during the term of this Agreement during which the Starwood Fund owns 10% or more of the Total Voting Power of the Company (each such subsequent period and Initial Voting Period together referred to as a “Voting Period”), at every meeting of the stockholders of the Company called with respect to the election of nominees to the Board, and on every action or approval by written consent of the stockholders of the Company or in any other circumstance in which the vote, consent or approval of the stockholders of the Company is sought with respect to the election of nominees to the Board, each Holder, in his capacity as a Holder, shall appear at the meeting or otherwise cause Voting Securities that he Beneficially Owns (including any Voting Securities acquired after the date hereof) to be counted as present thereat for purposes of establishing a quorum and agrees to vote (or cause to be voted) any and all of his Voting Securities or give consent with respect thereto, or cause consent to be given with respect thereto, in favor of the election to the Board the nominee or nominees designated by the Starwood Fund in accordance with Section 2.1 hereof. During the Voting Period, each Holder agrees that such Holder will not (A) grant any proxy, power-of-attorney or other authorization, in or with respect to any Voting Securities, or take any other action that would in any way restrict, limit or interfere with the performance of the Holder’s obligations hereunder, or

(B) directly or indirectly, solicit, initiate, seek, encourage or support or take any other action the effect of which would be inconsistent with or violative of any provision contained in this Section 3.1. The Holders may vote the Voting Securities on all other matters. This agreement shall not, and shall not be construed to, restrict the ability of any Holder to sell or dispose of any Voting Securities, in the open market or otherwise.

SECTION 3.2 Stockholder Capacity. Each Holder is entering into this Agreement in his capacity as the record and Beneficial Owner of his respective Voting Securities. Notwithstanding any other provision of this Agreement, including without limitation Section 3.1, to the extent a Holder serves as an officer or director of the Company, nothing contained herein shall limit his ability to exercise his ordinary and customary duties as an officer or director of the Company, including, without limitation, the exercise of his fiduciary obligations to the Company and its stockholders.

ARTICLE IV

TERMINATION

SECTION 4.1 Term. This Agreement shall automatically terminate upon the date on which the Starwood Fund, together with its Permitted Transferees, holds shares of stock representing less than 1% of the Total Voting Power of the Company based on the aggregate amount of stock issued and outstanding immediately after the consummation of the IPO.

SECTION 4.2 Survival. If this Agreement is terminated pursuant to Section 4.1, this Agreement shall become void and of no further force and effect.

ARTICLE V

REPRESENTATIONS AND WARRANTIES

SECTION 5.1 Representations and Warranties of the Starwood Fund. The Starwood Fund represents and warrants to the Company and the Holders that (a) the Starwood Fund is duly authorized to execute, deliver and perform this Agreement; (b) this Agreement has been duly executed by the Starwood Fund or its attorney-in-fact on behalf of the Starwood Fund and is a valid and binding agreement of the Starwood Fund, enforceable against the Starwood Fund in accordance with its terms; and (c) the execution, delivery and performance by the Starwood Fund of this Agreement does not violate or conflict with or result in a breach of or constitute (or with notice or lapse of time or both would constitute) a default under any agreement to which the Starwood Fund is a party or the organizational documents of the Starwood Fund.

SECTION 5.2 Representations and Warranties of the Company. The Company represents and warrants to the Starwood Fund and the Holders that (a) the Company is duly authorized to execute, deliver and perform this Agreement; (b) this Agreement has been duly authorized, executed and delivered by the Company and is a valid and binding agreement of the Company, enforceable against the Company in accordance with its terms; and (c) the execution, delivery and performance by the Company of this Agreement does not violate or conflict with or result in a breach by the Company of or constitute (or with notice or lapse of time or both would constitute) a default by the Company under its certificate of incorporation, any existing applicable law of any court, administrative agency, regulatory body, commission or other governmental authority, board, bureau or instrumentality, domestic or foreign and any subdivision thereof, exercising any statutory or regulatory authority of any of the foregoing, domestic or foreign, having jurisdiction over the Company, or any agreement or instrument by which the Company or any of its assets may be bound.

SECTION 5.3 Each Holder represents and warrants to the Company and the Starwood Fund that (a) he is legally competent to execute this Agreement; (b) this Agreement has been duly executed by such Holder or his attorney-in-fact on behalf of such Holder and is a valid and binding agreement of such Holder, enforceable against such Holder in accordance with its terms; and (c) the execution, delivery and performance by such Holder of this Agreement does not violate or conflict with or result in a breach of or constitute (or with notice or lapse of time or both would constitute) a default under any agreement to which such Holder is a party.

ARTICLE VI

MISCELLANEOUS

SECTION 6.1 Notices. All notices, requests, consents and other communications hereunder to any party shall be deemed to be sufficient if contained in a written instrument delivered in person or sent by facsimile (provided a copy is thereafter promptly delivered as provided in this Section 6.1) or nationally recognized overnight courier, addressed to such party at the address or facsimile number set forth below or such other address or facsimile number as may hereafter be designated in writing by such party to the other parties:

(a) if to the Company, to:

TRI Pointe Homes, Inc.

19520 Jamboree Road, Suite 200

Irvine, California 92612

(Telephone) (949) 478-6100

(Facsimile) (949) 478-8601

Attention: Douglas F. Bauer

with a copy to:

Sidley Austin LLP

787 Seventh Avenue

New York, New York 10019

(Telephone) (212) 839-5374

(Facsimile) (212) 839-5599

Attention: J. Gerard Cummins, Esq.

(b) if to the Starwood Fund, to:

Starwood Capital Group

591 West Putnam Avenue

Greenwich, Connecticut 06830

(Telephone) (203) 422-7700

(Fascimile) (203) 422-7873

Attention: Ellis Rinaldi

(c) if to any Holder, to:

c/o TRI Pointe Homes, Inc.

19520 Jamboree Road, Suite 200

Irvine, California 92612

(Telephone) (949) 478-6100

(Facsimile) (949) 478-8601

Attention: Holder

with a copy to:

Sidley Austin LLP

787 Seventh Avenue

New York, New York 10019

(Telephone) (212) 839-5374

(Facsimile) (212) 839-5599

Attention: J. Gerard Cummins, Esq.

SECTION 6.2 Interpretation. The headings contained in this Agreement are for reference purposes only and shall not affect in any way the meaning or interpretation of this Agreement. Whenever the words “included”, “includes” or “including” are used in this Agreement, they shall be deemed to be followed by the words “without limitation”.

SECTION 6.3 Severability. The provisions of this Agreement shall be deemed severable and the invalidity or unenforceability of any provision shall not affect the validity or enforceability of the other provisions hereof. If any provision of this Agreement, or the application thereof to any person or entity or any circumstance, is found to be invalid or unenforceable in any jurisdiction, (a) a suitable and equitable provision shall be substituted therefor in order to carry out, so far as may be valid and enforceable, the intent and purpose of such invalid or unenforceable provision and (b) the remainder of this Agreement and the application of such provision to other Persons or circumstances shall not be affected by such invalidity or unenforceability, nor shall such invalidity or unenforceability affect the validity or enforceability of such provision, or the application thereof, in any other jurisdiction.

SECTION 6.4 Counterparts. This Agreement may be executed in one or more counterparts, each of which shall be deemed an original and all of which shall, taken together, be considered one and the same agreement, it being understood that both parties need not sign the same counterpart.

SECTION 6.5 Adjustments Upon Change of Capitalization. In the event of any change in the outstanding Common Stock by reason of dividends, splits, reverse splits, spin-offs, split-ups, recapitalizations, combinations, exchanges of shares of stock and the like, the term “Common Stock” shall refer to and include the securities received or resulting therefrom, but only to the extent such securities are received in exchange for or in respect of Common Stock.

SECTION 6.6 Entire Agreement; No Third Party Beneficiaries. This Agreement (a) constitutes the entire agreement and supersedes all other prior agreements, both written and oral, among the parties with respect to the subject matter hereof and (b) is not intended to confer upon any Person, other than the parties hereto, any rights or remedies hereunder.

SECTION 6.7 Further Assurances. Each party shall execute, deliver, acknowledge and file such other documents and take such further actions as may be reasonably requested from time to time by the other party hereto to give effect to and carry out the transactions contemplated herein.

SECTION 6.8 Governing Law; Equitable Remedies. THIS AGREEMENT SHALL BE GOVERNED BY, AND CONSTRUED IN ACCORDANCE WITH, THE LAWS OF THE STATE OF DELAWARE (WITHOUT GIVING EFFECT TO CONFLICT OF LAWS PRINCIPLES THEREOF). The parties hereto agree that irreparable damage would occur in the event that any of the provisions of this Agreement were not performed in accordance with its specific terms or was otherwise breached. It is accordingly agreed that the parties hereto shall be entitled to an injunction or injunctions and other equitable remedies to prevent breaches of this Agreement and to enforce specifically the terms and provisions hereof in any of the Selected Courts (as defined below), this being in addition to any other remedy to which they are entitled at law or in equity. Any requirements for the securing or posting of any bond with respect to such remedy are hereby waived by each of the parties hereto. Each party further agrees that, in the event of any action for an injunction or other equitable remedy in respect of such breach or enforcement of specific performance, it will not assert the defense that a remedy at law would be adequate.

SECTION 6.9 Consent To Jurisdiction. With respect to any suit, action or proceeding (“Proceeding”) arising out of or relating to this Agreement or any transaction contemplated hereby each of the parties hereto hereby irrevocably (i) submits to the exclusive jurisdiction of the United States District Court for the Southern District of New York or the Court of Chancery located in the State of Delaware, County of Newcastle (the “Selected Courts”) and waives any objection to venue being laid in the Selected Courts whether based on the grounds of forum non conveniens or otherwise and hereby agrees not to commence any such Proceeding other than before one of the Selected Courts; provided, however, that a party may commence any Proceeding in a court other than a Selected Court solely for the purpose of enforcing an order or judgment issued by one of the Selected Courts; (ii) consents to service of process in any Proceeding by the mailing of copies thereof by registered or certified mail, postage prepaid, or by recognized international express carrier or delivery service, to the Company, the Starwood Fund or any Holder at their respective addresses referred to in Section 6.1 hereof; provided, however, that nothing herein shall affect the right of any party hereto to serve process in any other manner permitted by law; and (iii) TO THE EXTENT NOT PROHIBITED BY APPLICABLE LAW THAT CANNOT BE WAIVED, WAIVES, AND COVENANTS THAT IT WILL NOT ASSERT (WHETHER AS PLAINTIFF, DEFENDANT OR OTHERWISE) ANY RIGHT TO TRIAL BY JURY IN ANY ACTION ARISING IN WHOLE OR IN PART UNDER OR IN CONNECTION WITH THIS AGREEMENT OR ANY

OF THE CONTEMPLATED TRANSACTIONS, WHETHER NOW EXISTING OR HEREAFTER ARISING, AND WHETHER SOUNDING IN CONTRACT, TORT OR OTHERWISE, AND AGREES THAT ANY OF THEM MAY FILE A COPY OF THIS PARAGRAPH WITH ANY COURT AS WRITTEN EVIDENCE OF THE KNOWING, VOLUNTARY AND BARGAINED-FOR AGREEMENT AMONG THE PARTIES IRREVOCABLY TO WAIVE ITS RIGHT TO TRIAL BY JURY IN ANY PROCEEDING WHATSOEVER BETWEEN THEM RELATING TO THIS AGREEMENT OR ANY OF THE CONTEMPLATED TRANSACTIONS WILL INSTEAD BE TRIED IN A COURT OF COMPETENT JURISDICTION BY A JUDGE SITTING WITHOUT A JURY.

SECTION 6.10 Amendments; Waivers.

(a) No provision of this Agreement may be amended or waived unless such amendment or waiver is in writing and signed, in the case of an amendment, by the parties hereto, or in the case of a waiver, by the party against whom the waiver is to be effective.

(b) No failure or delay by any party in exercising any right, power or privilege hereunder shall operate as waiver thereof nor shall any single or partial exercise thereof preclude any other or further exercise thereof or the exercise of any other right, power or privilege. The rights and remedies herein provided shall be cumulative and not exclusive of any rights or remedies provided by law.

SECTION 6.11 Assignment. Neither this Agreement nor any of the rights or obligations hereunder shall be assigned by any of the parties hereto without the prior written consent of the other parties. Subject to the preceding sentence, this Agreement will be binding upon, inure to the benefit of and be enforceable by the parties and their respective successors and assigns.

IN WITNESS WHEREOF, the parties have caused this Agreement to be duly executed and delivered, all as of the date first set forth above.

TRI Pointe Homes, Inc.

By:
Name:
Title:

VIII/TPC Holdings, L.L.C.

By:
Name:
Title:

BMG Homes, Inc.

By:
Name:
Title:

The Bauer Revocable Trust U/D/T Dated December 31, 2003

By:
Name:
Title:

Grubbs Family Trust Dated June 22, 2012

By:
Name:
Title:

The Mitchell Family Trust U/D/T Dated February 8, 2000

By:
Name:
Title:

Douglas F. Bauer

Thomas J. Mitchell

Michael D. Grubbs